UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

STAMPS.COM INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stamps.com Inc.
1990 E. Grand Avenue
El Segundo, CA 90245
September 9, 2021

The following FAQs have been provided to the employees of Stamps.com Inc. (the “Company”) in connection with the previously announced proposed acquisition of the Company in an all-cash transaction valued at approximately $6.6 billion by affiliates of Thoma Bravo, LP.

The Special Meeting of stockholders of the Company to vote on approval of the transaction and related matters will be held on September 30, 2021 at 9:00 a.m., Pacific Daylight Time. This Special Meeting will be a “virtual meeting” conducted solely online. Stockholders of the Company as of the August 26, 2021 record date will be able to attend the Special Meeting online by logging in at www.virtualshareholdermeeting.com/STMP2021SM.

Tax considerations and additional FAQs

This memorandum is for explanatory purposes only and does not create or modify any legally binding right with respect to your equity awards.

NOTHING IN THIS FAQ SHOULD BE CONSIDERED TAX ADVICE OR CONSTRUED AS A GUARANTEE OF ANY PARTICULAR TAX TREATMENT.  WE ENCOURAGE YOU TO CONSULT WITH YOUR OWN TAX ADVISER REGARDING THE TREATMENT OF ANY PARTICULAR ACT OR OMISSION GIVEN YOUR INDIVIDUAL CIRCUMSTANCES UNDER APPLICABLE TAX LAWS.

1.	Do I need to do anything for my shares, RSU, and/or options to be liquidated at the closing of the Thoma Bravo acquisition?

If you have not yet accepted your grant agreement online via Charles Schwab, we would like you to log in and accept your agreement(s) prior to the transaction.  https://www.schwab.com/public/eac/home

However, you don’t need to do anything for the liquidation to occur.  This will be automatic at the closing of the transaction.

Alternatively, during the current open window, you may choose to exercise your stock options (to the extent such options are vested) or sell your shares in accordance with your own tax and other financial situation and goals.  You are under no obligation to exercise your stock options or sell your shares and, instead, you may wait for your equity awards to be cashed out in connection with the Thoma Bravo transaction.

2.	When will the cash payments via payroll occur?

The closing of the transaction is currently anticipated to occur at the beginning of October 2021 following completion of all required approvals and approval by the Company’s stockholders.

Except as described in the next paragraph for employees located in Poland, the cash payments to be made with respect to the stock options and RSUs will occur on the next available paycheck following the closing of the transaction.

Employees located in Poland will receive a cash payment via accounts payable and we will be following up to gather required account information as the closing approaches.

3.	What sort of deductions will apply to my cash payment via payroll?

The cash payments made via payroll will be subject to applicable tax withholding and garnishments. No 401(k) or Pension contribution deductions will apply to any cash payments made with respect to the stock options or RSUs.

4.	What will happen to my stock options and/or RSUs and how will the payment be taxed?

Under the current agreement with Thoma Bravo, in exchange for all of your vested and unvested stock options, you will receive a cash payment following the closing of the transaction equal to the amount by which transaction consideration of $330.00 exceeds the exercise price of your particular stock option, multiplied by the number of Stamps.com shares subject to the option.

In exchange for all of your vested and unvested RSUs, you will receive a cash payment following the closing of the transaction equal to the transaction consideration of $330.00 multiplied by the number of Stamps.com shares underlying your RSU award(s).

If you are located in the US, UK, or Netherlands, these payments will be subject to ordinary income tax withholding (all payroll taxes) and will be paid via payroll.  Effectively, the stock options and RSUs are being cancelled and replaced with cash payments. This will happen automatically upon closing of the transaction.

If you have ISO or UK CSOP options, this taxation will be different than the normal stock exercise taxation.  You may want to reach out to a tax adviser to determine your personal choices during the current open trading window.

If you are located in Poland, these payments will be made via accounts payable.  No taxes will be withheld and you will be required to satisfy any applicable tax requirements by the applicable deadline.  You are encouraged to consult with a tax adviser.

5.	What will happen to shares I’ve acquired under the ESPP and how will the payment be taxed?

ESPP shares that you may hold will be automatically sold via your brokerage account at the $330 price upon closing of the transaction. Shares you purchase under the ESPP have different tax treatments based on the timing of the sale of the purchased share. If, at the time of the closing of the transaction, you have held the shares purchased under the ESPP for at least two years after the date the option to purchase shares under the ESPP was granted and at least one year after the date the option was exercised, it is considered a Qualifying Disposition. If you have not held the shares purchased under the ESPP for at least two years after the date the option to purchase shares under the ESPP was granted and at least one year after the date the option was exercised, it is considered a Disqualifying Disposition.

For Qualifying Dispositions, you will recognize taxable income equal to the lesser of: (1) the excess of the fair market of the shares over the exercise price of the purchase right, with both the fair market value and the exercise price determined as of the date of grant, and (2) the excess of the amount realized on the disposition of the shares over the price paid on the exercise of the purchase right. Any additional gain you realize on the disposition of the stock will be taxed at the applicable long-term capital gain tax rate. The payment of such amount will not be subject to payroll tax withholding, but taxes still may be owed on the amount you receive.

For Disqualifying Dispositions, you will recognize taxable income equal to the excess of the fair market value of the stock on the date of exercise of the purchase right over the exercise price. Any additional gain you realize on the disposition of the stock will be taxed at the applicable capital gain tax rate based on the period of time you held the shares. The payment of such amount will not be subject to payroll tax withholding, but taxes still may be owed on the amount you receive.

The proceeds will be deposited into your brokerage account rather than being paid via payroll.   For either a Qualifying Disposition or a Disqualifying Disposition, you will receive additional tax information returns containing the details of the disposition following the end of the 2021 tax year.

6.	What will happen to other shares I own and how will the payment be taxed?

Other shares that you may hold will be automatically sold via your brokerage account at the $330 price per share upon closing of the transaction.  Although these shares will be sold in connection with the transaction, these shares will be subject to the same taxation as non-merger-related stock sales of the same type.  The proceeds will be deposited into your brokerage account rather than being paid via payroll.

If the sale of shares is considered a Disqualifying Disposition for shares acquired as a result of the exercise of an option under an ISO or the ESPP (as described herein), the sale may be required to be reported in payroll, but this is no different from the existing procedures for sales that are not related to the Thoma Bravo transaction.

7.	What is the current taxation for normal stock transactions (prior to the closing of the transaction) and how might the tax treatment upon liquidation be different?

US Incentive Stock Option (ISO)

US Incentive Stock Options (ISO), and shares purchased under ISOs, have different tax treatment depending on whether or not you have exercised the ISO prior to the closing of the transaction and, if exercised, the length of time the shares issued upon exercise have been held.  If you have exercised an ISO and held the shares purchased under the ISO for at least two years after the date the ISO was granted and at least one year after the date the ISO was exercised, it is considered a Qualifying Disposition. If you have exercised an ISO and have not held the shares purchased under the ISO for at least two years after the date the ISO was granted and at least one year after the date the ISO was exercised (including any shares you received as a result of the exercise and sold in a same day (cashless) sale), it is considered a Disqualifying Disposition.

For Qualifying Dispositions, the sale would be subject to long-term capital gains tax only and not subject to withholding taxes, but taxes still may be owed on the amount you receive.

Since you own the share(s), the sale will be made automatically upon the closing of the transaction and proceeds will be deposited into your brokerage account. Taxation of the sale and any reporting will follow the normal stock sale procedures.

For Disqualifying Dispositions, you will recognize taxable income equal to the excess of the fair market value of the stock on the date of exercise of the ISO over the exercise price of the ISO.  Any additional gain you realize on the disposition of the stock will be taxed at the applicable capital gain tax rate based on the period of time you held the shares.  The payment of such amount will not be subject to payroll tax withholding, but taxes may still be owed on the amount you receive.

Since you own the share(s), the sale will be made automatically upon the closing of the transaction and proceeds will be deposited into your brokerage account. Taxation of the sale and any reporting will follow the normal stock sale procedures.

For either a Qualifying Disposition or a Disqualifying Disposition, you will receive additional tax information returns containing the details of the disposition following the end of the 2021 tax year.

For any portion of an ISO that is not exercised prior to the closing of the transaction (including unvested ISOs), the awards will be cancelled and you will recognize taxable income equal to the excess of $330 over the per-share exercise price of the ISO multiplied by the number of shares underlying the ISO. The payment of this amount will be paid through payroll and will be subject to all payroll taxes, including Social Security and Medicare and taxes.  These taxes will be withheld at the supplemental rates similar to that of a bonus payment.

US NQ

Normal NQ option exercises in the US are required to be reported in payroll and are subject to all payroll taxes and withholding upon exercise.

Taxation of the cash payment via payroll will be the same as the exercise of any NQ option, and you will recognize ordinary taxable income (and not capital gains) equal to the excess of $330 over the per-share exercise price of the US NQ multiplied by the number of shares underlying the US NQ.

US RSU

Normal RSU lapses (vesting) in the US are required to be reported in payroll and are subject to all payroll taxes and withholding upon settlement.

Taxation of the cash payment via payroll will be the same as the payment of any RSU, and you will recognize ordinary taxable income (and not capital gains) equal to $330 multiplied by the number of shares underlying the US RSU.

UK NQ

Normal NQ option exercises in the UK are required to be reported in payroll and are subject to all payroll taxes and withholding upon exercise.

Taxation of the cash payment via payroll will be the same as the exercise of any NQ option.

UK CSOP

As of August 15, 2021, all UK CSOP awards will have met the 3-year period to qualify for preferential tax treatment.  If exercised after August 15, 2021, they are not taxable in payroll and no taxes are required to be withheld at time of exercise.  They are only subject to capital gains taxes if exercised after August 15, 2021.

If UK CSOP awards are cancelled and paid out as cash via payroll, taxation of the cash payment via payroll will be subject to all payroll taxes and withholding will occur.

PL NQ

Normal NQ option exercises in Poland are not reportable or taxable in payroll.

The payment for NQ options will be made via accounts payable and the taxation will be the same as the exercise of any NQ option. No taxes will be withheld and you will be required to satisfy any applicable tax requirements by the applicable deadline.  You are encouraged to consult with a tax adviser.

NE NQ

Normal NQ option exercises in Netherlands required to be reported in payroll and are subject to all payroll taxes and withholding upon exercise.

Taxation of the cash payment via payroll will be the same as the exercise of any NQ option.

8.	What will happen to my current 10b5-1 Plan?

If you currently have a 10b5-1 trading plan in place, it will continue to operate pursuant to its terms. If you have questions about your plan, please contact the legal department.

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Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Stamps.com’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Stamps.com and Thoma Bravo, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, risks related to the ability of the Company to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction; the Company’s ability to secure regulatory approvals on the terms expected in a timely manner or at all; disruption from the transaction making it more difficult to maintain business and operational relationships; the negative side effects of the announcement or the consummation of the proposed transaction on the market price of the Company’s common stock or on the Company’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; competitive factors, including competitive responses to the transaction and changes in the competitive environment, pricing changes and increased competition; customer demand for the Company’s products; the Company’s ability to develop and deliver innovative applications and features; the Company’s ability to provide high-quality service and support offerings; the Company’s ability to build and expand its sales efforts; regulatory requirements or developments; changes in capital resource requirements; and other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; and future business combinations or disposals. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Proxy Statement to be filed with the U.S. Securities and Exchange Commission in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Stamps.com’s financial condition, results of operations, or liquidity. Stamps.com does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Additional Information and Where to Find It

In connection with the proposed transaction between Stamps.com Inc. (“Stamps.com”)  and Thoma Bravo, L.P. (“Thoma Bravo”), Stamps.com has filed with the Securities and Exchange Commission (“SEC”) and sent to Stamps.com stockholders a definitive proxy statement (the “Proxy Statement”). Stamps.com may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which Stamps.com may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement and other documents that are filed or will be filed with the SEC by Stamps.com through the website maintained by the SEC at www.sec.gov, Stamps.com’s investor relations website at https://investor.stamps.com or by contacting the Stamps.com’s investor relations department.

Participants in the Solicitation

Stamps.com and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.

Information regarding Stamps.com’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Stamps.com’s proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 30, 2021 and in the Proxy Statement. Stamps.com stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of Stamps.com’s directors and executive officers in the transaction, which may be different than those of Stamps.com stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.